Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN

MICHAEL THOMAS BENNETT AND SPIRIT FINANCE CORPORATION

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of April 5, 2005 (“Effective Date”), is by and between SPIRIT FINANCE CORPORATION, a Maryland corporation (the “Company”), and Michael Thomas Bennett (the “Executive”):

W I T N E S S E T H :

WHEREAS, the Company wishes to employ the Executive in the capacities and on the terms and conditions set forth below, and the Executive has agreed to such employment in the capacities and on the terms and conditions set forth below.

NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set forth below, hereby agree as follows:

Section 1.  Employment.

(a)                                  Positions.  The Executive shall be employed by the Company during the Term (defined below) as its Senior Vice President - Operations.

(b)                                 Duties.  The Executive’s principal employment duties and responsibilities shall be those duties and responsibilities customary for the position of Senior Vice President - Operations and such other executive duties and responsibilities as the Chief Operating Officer or Board of Directors of the Company (the “Board”) shall from time to time reasonably assign to the Executive.  These duties and responsibilities shall include, but are not limited to, supervising all business and legal issues associated with financings provided or obtained by the Company, working with the Company’s outside legal counsel, primary responsibility for compliance matters pursuant to agreements of the Company and under federal and state laws.  At the Company’s recommendation and upon approval of the Board, the Executive shall also be a voting member of the Company’s investment committee and a control person required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended.  The Executive shall report directly to Christopher H. Volk, President and Chief Operating Officer of the Company or his successor.

(c)                                  Extent of Services.  Except for illnesses and vacation periods, the Executive shall devote substantially all of his business time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement.  Notwithstanding the foregoing, Executive (i) may make any investment where he is not obligated or required to, and shall not in fact, devote any substantial managerial efforts; (ii) may participate in charitable, academic or community activities, and in trade or professional organizations; or (iii) may hold directorships in other companies consistent with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time to time (the activities in clauses (i) through (iii) above are collectively referred to herein as the “Excluded Businesses”); provided that none of the Excluded

Businesses individually or in the aggregate interfere with the performance of the Executive’s duties under this Agreement.

Section 2.  Term.  This Agreement shall be effective as of the Effective Date and the Executive shall commence employment on April 18, 2005 (the “Commencement Date”).  This Agreement shall continue in full force and effect until December 15, 2006 and shall be automatically extended for an additional one-year period thereafter, unless either party terminates this Agreement not later than 60 days prior to December 15, 2006 by providing written notice to the other party of such party’s intent not to renew, or it is sooner terminated pursuant to Section 7.  For purposes of this Agreement, “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 7.

Section 3.  Base Salary.  Commencing on the Commencement Date, the Company shall pay the Executive a base salary annually (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices.  The initial Base Salary shall be $225,000.  The Board or the Compensation Committee of the Board (the “Compensation Committee”) shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective January 1 of any year during the Term; provided, however, that on January 1 of each year during the Term the initial Base Salary shall be increased by a minimum positive amount equal to the Base Salary in effect on January 1 of the prior year multiplied by the percentage increase in the Consumer Price Index for such year.  The amount of the increase shall be determined before March 31 of each year and shall be retroactive to January 1.  The Base Salary, including any increases, shall not be decreased during the Term.  For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 3.

Section 4.  Annual Incentive Bonus.  The Executive shall be entitled to receive an annual cash Incentive Bonus for each fiscal year during the Term of this Agreement consistent with a bonus policy adopted by the Compensation Committee (the “Bonus Policy”).  If the Executive or the Company, as the case may be, satisfies the threshold performance criteria contained in such Bonus Policy for a fiscal year, he shall receive an annual Incentive Bonus equal to at least 25% of the Executive’s Base Salary.  If the Executive or the Company, as the case may be, satisfies the target performance criteria contained in the Bonus Policy for a fiscal year, he shall receive an annual Incentive Bonus equal to at least 50% of the Executive’s Base Salary.  If the Executive or the Company, as the case may be, satisfies the maximum target performance criteria contained in the Bonus Policy for a fiscal year, he shall receive an annual Incentive Bonus equal to 90% of the Executive’s Base Salary (the “Maximum Target Bonus”).  If the Executive or the Company, as the case may be, fails to satisfy the threshold performance criteria contained in the Bonus Policy for a fiscal year, the Compensation Committee may determine whether any Incentive Bonus shall be payable to the Executive for that year.  The Bonus Policy shall contain both individual and Company goals established by the Compensation Committee.  The Board or the Compensation Committee shall review the Bonus Policy at least once a year to determine whether the Maximum Target Bonus should be increased effective January 1 of any year during the Term, or whether any additional changes should be made to the Bonus Policy effective January 1 of any year.  The annual Incentive Bonus, if any, shall be paid to the Executive no later than 30 days after the date the Compensation Committee determines whether the criteria in the Bonus Policy for such fiscal year were satisfied and determined the amount of the actual bonus.  For purposes of this Agreement, the term “Incentive Bonus” shall mean the amount established pursuant to this Section 4.

Section 5.  Stock Based Awards.  The Company has established the 2003 Stock Option and Incentive Plan (the “Stock Option Plan”).  Pursuant to the recommendation of the President and senior management of the Company, the Company shall grant the Executive Restricted Share Grants (the “Initial Restricted Share Grant”) of 20,000 restricted shares in July 2005, subject to formal approval by the Compensation Committee.  The Common Shares covered by the Initial Restricted Share Grant shall vest in five equal annual installments of 4,000 shares commencing January 20, 2006 and each year thereafter; provided that 50% of such shares shall vest if the Executive is employed by the Company at the time of vesting and the remaining shares shall vest based upon performance goals of the Company as determined by the Compensation Committee; and provided further, however, that the Executive will be 100% vested in the Initial Restricted Share Grant upon (i) a Change of Control, as defined herein; (ii) a termination by the Company without Cause, as defined herein; (iii) a termination by the Executive for Good Reason, as defined herein; (iv) his death; or (v) his becoming Permanently Disabled, as defined herein.  The Executive will forfeit all unvested Initial Restricted Share Grant shares if he is terminated for Cause or he terminates his employment hereunder for other than Good Reason.  The Executive shall be eligible to receive future Restricted Share Grants as determined by the Compensation Committee.

Section 6.  Benefits.

(a)                                  Vacation.  The Executive shall be entitled to three weeks of vacation each full calendar year in accordance with the Company’s policies and procedures related to vacation time.

(b)                                 Sick and Personal Days.  The Executive shall be entitled to sick and personal days on an as needed basis in accordance with the Company’s policies, procedures and limits related to sick and personal time.

(c)                                  Employee Benefits.

(i)                                     Participation in Employee Benefit Plans.  The Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance and a 401(k) plan, as such benefits may be offered from time to time pursuant to the terms of such benefit plans, on a basis no less favorable than that applicable to any other executive of the Company.

(ii)                                  Disability Insurance.  The Company shall maintain, at its cost, supplemental renewable long-term disability insurance consistent with the policies of the Company unless determined in good faith by the Compensation Committee to be unreasonable in cost.

(d)                                 Other Benefits.

(i)                                     Annual Physical.  The Company shall provide, at its cost, a medical examination for the Executive on an annual basis by a licensed physician in the Scottsdale or Phoenix, Arizona area selected by the Executive.

(ii)                                  Directors and Officers Insurance.  During the Term and the period that begins on the effective date of termination under Section 7 and ends on December 15, 2007, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of the Company on a basis no less favorable to him than the coverage provided to any other current officers and directors during the time the Executive is a director or officer, provided, however, that all insurance policies providing such director and officer coverage shall provide coverage for any claim made related to any time the Executive was a director or officer of the Company or any subsidiary, except for any period prior to the date of this Agreement for which no coverage need be provided or any period after which customary tail coverage shall lapse.

(iii)                               Life Insurance.  The Company may purchase on the life of the Executive key man life insurance with the Company as the beneficiary of the death benefit as the Company deems appropriate.

(iv)                              Expenses, Office and Secretarial Support.  The Executive shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that applicable to any other executive of the Company, including, without limitation, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, promptly upon the presentation by the Executive of appropriate documentation.  The Executive shall also be entitled to appropriate office space, administrative support, and such other facilities and services as are reasonably suitable to the Executive’s positions and adequate for the performance of the Executive’s duties.

Section 7.  Termination.  The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a)                                  Death or Permanent Disability.  Immediately upon death or Permanent Disability of the Executive.  As used in this Agreement, “Permanent Disability” shall have the same meaning as such term has under any Company Long Term Disability Plan.  If the Company has no Long Term Disability Plan, “Permanent Disability” shall mean an inability due to a physical or mental impairment to perform the material services contemplated under this Agreement for a period of six months, whether or not consecutive, during any 365-day period.  A determination of Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company; provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Permanent Disability shall be binding on all parties.

The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties pending a determination of Permanent Disability shall not be considered a breach of this Agreement by the Company.

(b)                                 For Cause.  At the election of the Company and subject to the provisions of this Section 7(b), immediately upon written notice by the Company to the Executive of his termination for Cause.  For purposes of this Agreement, “Cause” for termination shall be deemed to exist solely in the event of (i) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, a felony (not including a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Executive on a strict liability basis due to the position held by the Executive, so long as any act or omission of the Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board); (ii) a breach of his duty of loyalty which has a material adverse effect upon the Company; (iii) a failure to perform or adhere to duties that are consistent with the terms of this Agreement, or the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including, without limitation, any business code of ethics adopted by the Board, or to follow the lawful directives of the Board (provided such directives are consistent with the terms of this Agreement), which, in any such case, continues for 30 days after written notice from the Board to the Executive; (iv) negligence or misconduct in the performance of the Executive’s duties which has a material adverse effect upon the Company; or (v) a material breach of this Agreement by the Executive that continues for 30 days after written notice from the Board to the Executive.  For purposes of this Section 7(b), no act, or failure to act, on the Executive’s part will be deemed “negligence” or “misconduct” unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.  The parties agree that in order to terminate the Executive pursuant to clauses (ii), (iv) and (v) hereof, a determination shall be made by a majority of the independent members of the Board.

(c)                                  Without Cause; Without Good Reason.  At the election of the Company, without Cause, and at the election of the Executive, without Good Reason, in either case upon 30 days’ prior written notice to the Executive or the Company, as the case may be.

(d)                                 For Good Reason.  At the election of the Executive, for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following actions or omissions, provided the Executive notifies the Company of his determination that Good Reason exists within 60 days of the action or omission on which such determination is based:

(i)                                     a material reduction of or adverse change in the Executive’s duties, titles, responsibilities or reporting requirements, or the assignment to the Executive of any duties, responsibilities or reporting requirements that are materially inconsistent with his position as Senior Vice President - Operations, as the case may be;

(ii)                                  a reduction by the Company in the Executive’s annual Base Salary or Maximum Target Bonus;

(iii)                               Executive not being offered employee benefits or material fringe benefits, both in terms of the amount of the benefit and the level of the Executive’s participation therein, enjoyed by the Executive under the employee benefit and welfare plans of the Company, including, without limitation, such benefits as group health, dental, 401(k), accident, disability insurance or group life insurance, on the same terms and conditions as other similar executives of the Company except as is required by applicable law;

(iv)                              absent the Executive’s prior written consent, the requirement by the Company that the principal place of business at which the Executive performs his duties be changed to a location that is outside of a 35-mile radius of Scottsdale, Arizona (or a substantial increase in the amount of travel that the Executive is required to do because of a relocation of the Company’s headquarters from Scottsdale, Arizona).  The parties acknowledge that for these purposes, Executive’s principal place of business will be Scottsdale, Arizona;

(v)                                 any failure by the Company to obtain from any successor to the Company an agreement reasonably satisfactory to Executive to assume and perform this Agreement, as contemplated by Section 17(e); or

(vi)                              a breach by the Company of any provision of this Agreement that continues for a period of 30 days after Executive provides written notice to the Company of such breach.

Notwithstanding the foregoing, in the event that Executive provides the Company with a notice of termination stating Good Reason, the Company shall have 30 days thereafter in which to cure or resolve the behavior otherwise constituting Good Reason.

Section 8.  Effects of Termination.

(a)                                  Termination By the Company Without Cause; By the Executive for Good Reason.  If the employment of the Executive should terminate by reason of termination by the Company for any reason other than Cause, or by the Executive for Good Reason, then the Company shall pay all compensation and benefits for the Executive as follows:

(i)                                     any Base Salary, Incentive Bonus, expense reimbursements and all other compensation related payments that are payable as of the date of his termination of employment that are related to his period of employment preceding his termination date, including pay in lieu of accrued, but unused, vacation;

(ii)                                  the prorated amount of the Maximum Target Bonus for the year in which the termination of employment occurs, pro rated for the portion of such year during which the Executive was employed prior to the effective date of his termination and subtracting all Incentive Bonus payments received by Executive during such year that relate only to such year;

(iii)                               the amount equal to one and one-half (1.5) times the sum of (A) Base Salary, plus (B) his Maximum Target Bonus, at the rates in effect on the effective date of his termination of employment.

The sum of the amount payable under clauses (ii) and (iii) hereof is referred to herein as his “Severance Payment”;

(iv)                              the Severance Payment shall be made in a single, lump sum cash payment no later than 30 days after the effective date of the Executive’s termination of employment.

(v)                                 the Company shall allow the Executive to continue to participate during the 18 month period following termination (the “Severance Period”) in any and all of the employee benefit and welfare plans and programs of the Company, excluding any 401(k) plan, in which the Executive was entitled to participate immediately prior to his termination, to the same extent and upon the same terms as the Executive participated in such plans prior to his termination; provided that the Executive’s continued participation is permissible pursuant to the terms of such plans and otherwise practicable under the general terms and provisions of such benefit plans and programs.  During the Severance Period, the Company shall pay for the Executive’s continued participation in said employee benefit and welfare plans, including, but not limited to, premiums for group health, dental, accident, directors and officers insurance and group life insurance, but excluding any 401(k) plan or disability insurance.  To the extent that continued participation is neither permissible nor practicable, the Company shall take such actions as may be necessary to provide the Executive with substantially comparable benefits (without additional cost to the Executive, including any additional taxes) outside the scope of such plans including, without limitation, reimbursing the Executive for his costs in obtaining such coverage, such as COBRA premiums paid by the Executive and/or his eligible dependents, provided such costs are consistent with the policies of the Company unless such costs are determined in good faith to be unreasonable by the Compensation Committee.  If the Executive engages in regular employment after his termination of employment (whether as an executive or as a self-employed person but excluding his management or operation of the Excluded Businesses), any employee benefit and welfare benefits received by the Executive in consideration of such employment which are the same type as the employee benefit and welfare benefits provided by the Company will relieve the Company of its obligation under this Section 8(a)(v) to provide such type of benefits;

(vi)                              the Executive’s stock options awarded under the Stock Option Plan (or any other or successor plan) shall immediately become 100% vested and he shall have a two-year period following the effective date of his termination of employment in which to exercise his vested stock options, including those stock options that vested upon his termination of employment; and

(vii)                           the Executive’s restricted Common Shares awarded under the Stock Option Plan (or any other or successor plan) shall immediately become 100% vested and all restrictions shall lapse.

(b)                                 Termination on Death.  Upon a termination of employment due to the Executive’s death, the Executive shall become 100% vested in his stock options and restricted Common Shares awarded under the Stock Option Plan.  The Executive’s personal representative shall have a one-year period following the Executive’s death in which to exercise his vested stock options, including those stock options that vested on death.  The Company shall pay to the Executive’s personal representative any Base Salary, Incentive Bonus, expense reimbursements and all other compensation related payments that are payable as of his date of death and that are related to his period of employment preceding his date of death.  Within 60 days after the Executive’s death, the Company shall pay to the Executive’s personal representative the prorated amount of the Maximum Target Bonus for the year in which the Executive’s death occurs, prorated for the portion of the year during which the Executive was employed prior to his death, and subtracting out all Incentive Bonus payments related to that year received by the Executive during such year.

(c)                                  Termination on Permanent Disability.  Upon a termination of employment due to the Executive’s Permanent Disability, the Executive shall become 100% vested in his stock options and restricted Common Shares awarded under the Stock Option Plan.  The Executive or his representative shall have a one-year period following the Executive becoming Permanently Disabled in which to exercise his vested stock options, including those stock options that vested on Permanent Disability.  The Company shall pay to the Executive any Base Salary, Incentive Bonus, expense reimbursements and all other compensation related payments that are payable as of his date of Permanent Disability and that are related to his period of employment preceding his date of Permanent Disability.  Within 60 days after the Executive’s Permanent Disability, the Company shall pay to the Executive the prorated amount of the Maximum Target Bonus for the year in which the Executive’s Permanent Disability occurs, prorated for the portion of the year during which the Executive was employed prior to his Permanent Disability, and subtracting out all Incentive Bonus payments related to that year received by the Executive during such year.

(d)                                 By the Company for Cause or By the Executive Without Good Reason.  In the event that the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall pay the Executive his Base Salary, Incentive Bonus, expense reimbursements and all other compensation related payments that are payable as of his termination of employment date and that are related to his period of employment preceding his termination date.  The Executive shall be entitled to exercise his vested stock options, determined as of his termination date, pursuant to the terms of the option grant.  All unvested options and unvested restricted Common Shares shall be forfeited on his termination date.

(e)                                  Termination of Authority.  Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired positions, and shall be without any of the authority or responsibility for such positions.  On request of the Board at any time following his termination of employment for any reason, the Executive shall resign from the Board if then a member.  Upon termination of employment, the Executive shall also be entitled to all benefits accrued and vested under any employee benefit plan of the Company.

(f)                                    Release.  Prior to the payment by the Company of the Executive’s Severance Payment, the Company, as a condition to such payments, shall request a customary release from the Executive with respect to all potential claims the Executive may have against the Company related to the Executive’s employment with the Company prior to the date of payment by the Company of the Executive’s Severance Payment.  If the Executive does not deliver such release, the Company shall not be required to pay the Executive all or any portion of the Severance Payment; provided, however, if the Executive shall bring legal action related to his Employment, nothing in this subsection (f) shall prevent the Executive from receiving the Severance Payment as an award in such legal action provided the Executive gives such release at the time of payment of the award.

Section 9.  Change of Control.

(a)                                  Change of Control.  For purposes of this Agreement, a “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events:

(i)                                     any person, entity or affiliated group, excluding any employee benefit plan of the Company, acquiring more than 50% of the then outstanding voting shares of the Company;

(ii)                                  the consummation of any merger or consolidation of the Company into another company, such that the holders of the voting shares of the Company immediately prior to such merger or consolidation represent less than 50% of the combined voting power of the securities of the surviving company or the parent of such surviving company;

(iii)                               the complete liquidation of the Company or the sale or disposition of all or substantially all of the Company’s assets, such that after the transaction, the holders of the voting shares of the Company immediately prior to the transaction is less than 50% of the voting securities of the acquiror or the parent of the acquiror; or

(iv)                              a majority of the independent members of the Board of the Company votes in favor of a decision that a Change of Control has occurred.

(b)                                 Certain Benefits Upon a Change of Control.  In the event of a Change of Control, the Executive shall become 100% vested in the stock options and restricted Common Shares awarded under the Stock Option Plan (or any other or successor plan) and if the Executive voluntarily terminates his employment without Good Reason after the Change of Control, then the Executive shall have a one-year period following the Change of Control in which to exercise his vested stock options, including those stock options that vested upon the Change of Control.

Section 10.  Excess Parachute Excise Tax.

(a)                                  If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(i)                                     Subject to the provisions of this Section 10 hereof, all determinations required to be made under this Section 10, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change of Control (or, if such Accounting Firm shall be a nationally recognized firm of certified public accountants, as selected by Executive).  The Accounting Firm shall be directed by the Company or Executive to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the date of termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive.  If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his/her federal, state, local income or other tax return.  Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination or the Executive’s obligation to repay any amounts as a result of such contrary determination.

(ii)                                  The federal, state and local income or other tax returns filed by Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive.  Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his/her federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.

(b)                                 In the event that the Internal Revenue Service claims that any payment or benefit received under this Agreement constitutes as “excess parachute payment”, within the meaning of Section 280G(b)(1) of the Code, Executive shall notify the Company in writing of such claim.  Such notification shall be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (1) give the Company any information reasonably requested by the Company relating to such claim; (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to Executive; (3) cooperate with the Company in good faith in order to effectively contest such claim; and (4) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for and against any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and any payment of costs and expenses.

(i)                                     The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the tax authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount.  The Company’s control of the contest shall be limited to issues with respect to which a corporate deduction would be disallowed pursuant to Section 280G of the Code and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  In addition, no position may be taken nor any final resolution be agreed to by the Company without Executive’s consent if such position or resolution could reasonably be expected to adversely affect Executive (including adversely affecting any other tax position of Executive unrelated to matters covered hereby).

(ii)                                  If, after the receipt by Executive of any amount advanced by the Company in connection with the contest of the Excise Tax claim, Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(c)                                  The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by this Section 10.

(d)                                 The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 10 hereof shall be borne by the Company.  If such fees and expenses are initially advanced by Executive, the Company shall reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

Section 11.  Confidential Information.  At any time during or after Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any confidential or proprietary information pertaining to the business of the Company or any of its subsidiaries (“Confidential Information”), pursuant to the policies set forth in the Company’s employee handbook and compliance manual, as amended from time to time.  The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business and the Company’s customers, and that the provisions of this Section 11 are not intended to restrict the Executive’s use of such previously acquired knowledge.  Upon termination of the Executive’s employment with the Company for any reason, the Executive shall return to the Company all Company property and all written Confidential Information in the possession of the Executive.

In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement; (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement; and (c) assist the Company in seeking a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.

Section 12.  Noncompetition and Nonsolicitation.  During the Term and for a period of 12 calendar months after the termination of the Executive’s employment (the “Non-compete Period”), the Executive shall not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever: (a) engage or assist others engaged, in whole or in part, in any business which is engaged in a business or enterprise that is substantially similar to and in competition with the business of the Company that the Company was engaged in, or a planned business of the Company that had been proposed in writing to senior officers of the Company or the Board and had not been rejected by the Company or the Board, during the period of the Executive’s employment with the Company; or (b) without the prior consent of the Board, employ or solicit the employment of, or assist others in employing or soliciting the employment of, any individual employed by the Company (other than the Executive’s personal assistant or Executive’s secretary) at any time while the Executive was also so employed; provided, however, that the provisions of this Section 12 shall not apply in the event the Company materially breaches this Agreement.  For purposes of this Section 12, a business shall be in competition with the Company only if a significant portion of its business is to originate mortgage loans to or purchase real estate from and lease such real estate back to operators of single-tenant retail, distribution or service companies in the United States.  Notwithstanding any other provision of this Agreement, in the event the Executive’s employment is terminated “For Cause,” the Non-Compete Period shall be 12 calendar months.

Nothing in this Section 12 shall impede, restrict or otherwise interfere with the Executive’s management and operation of the Excluded Businesses.  Further, nothing in this Section 12 shall prohibit Executive from making any passive investment in a public company, or where he is the owner of 5% or less of the issued and outstanding voting securities of any entity, provided such ownership does not result in his being obligated or required to devote any managerial efforts.

The Executive agrees that the restraints imposed upon him pursuant to this Section 12 are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  The parties further agree that, in the event that any provision of this Section 12 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

Section 13.  Intellectual Property.  During the Term, the Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever developed solely during the Term (“Intellectual Property”), whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns.  This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, (b) do not interfere with the performance of the Executive’s duties under this Agreement, and (c) do not contain any Confidential Information or Intellectual Property of the Company.  The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

Section 14.  Disputes.

(a)                                  Equitable Relief.  The Executive acknowledges and agrees that upon any breach by the Executive of his obligations under Section 11, 12 or 13 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(b)                                 Arbitration.  Excluding only requests for equitable relief by the Company under Section 14(a), in the event that there is any claim or dispute arising out of or relating to this Agreement or the breach hereof, and the parties hereto shall not have resolved such claim or  dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled if mutually agreed by binding arbitration in Maricopa County, Arizona, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“Rules”), by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules.  Notwithstanding the foregoing, if either the Company or the Executive shall request, such mutually agreeable arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Executive and the third selected by agreement of the first two arbitrators, or, in the absence of such agreement, in accordance with such Rules.  Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party.  The parties agree to use their reasonable best efforts to have such arbitration completed as soon as is reasonably practicable.  Notwithstanding anything herein to the contrary, except as provided in paragraph (c) below the losing party shall pay the reasonable costs and expenses (including reasonable attorney fees and expenses) of the prevailing party with respect to such arbitration, except the Executive, if he is the losing party, shall not be required to pay such expenses and costs if the claim relates to statutory discrimination claims that he would not otherwise be required to pay if such claim had been brought in a court of competent jurisdiction.

(c)                                  Legal Fees.  The Company shall pay or promptly reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in successfully enforcing or defending any right of the Executive pursuant to this Agreement even if the Executive does not prevail on all issues; provided, however, the Company shall have no obligation to reimburse the Executive unless the amount recovered by the Executive from the Company is the greater of (a) $10,000 or (b) 25% of the amount claimed by the Executive in any demand letter, arbitration or judicial proceeding.

Section 15.  Indemnification.  The Company shall indemnify the Executive, to the maximum extent permitted by applicable law and the governing instruments of the Company, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director or employee of the Company.

Section 16.  Cooperation in Future Matters.  The Executive hereby agrees that for a period of 12 months following his termination of employment he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes.  Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis.  The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

Section 17.  General.

(a)                                  Notices.  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or facsimile, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 17(a).

to the Company:

Spirit Finance Corporation

14631 N. Scottsdale Road

Suite 200

Scottsdale, AZ  85254 Facsimile:  (480) 606-0826

Attention:  President

to Executive, at his last residence shown on the records of the Company.

Any such notice shall be effective (i) if delivered personally, when received; (ii) if sent by overnight courier, when receipted for; (iii) if mailed, five days after being mailed; and (iv) on confirmed receipt if sent by written telecommunication or facsimile; provided a copy of such communication is sent by regular mail, as described above.

(b)                                 Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c)                                  Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(d)                                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(e)                                  Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.  This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services.  This Agreement shall not be assignable by the Company except that the Company shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise).  When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

(f)                                    Entire Agreement.  This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and a duly authorized representative of the Board (other than the Executive); provided, however, the parties acknowledge a letter dated March 30, 2005 to the Executive from the President of the Company regarding transitional expenses and parking.

(g)                                 Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Arizona, without giving effect to principles of conflicts of law. Each of the parties hereto hereby irrevocably submits to the jurisdiction of any state or federal court located in Phoenix or Scottsdale, Arizona in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each of the parties hereto irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(h)                                 Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction.  Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.

(i)                                     Payments and Exercise of Rights After Death.  Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution.  The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement.  If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if he survives the Executive, and otherwise to his estate.

(j)                                     Consultation With Counsel.  The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

(k)                                  Withholding.  Any payments provided for in this Agreement shall be paid after deduction for any applicable income tax withholding required under federal, state or local law.

(l)                                     No Mitigation of Damages.  Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder.

(m)                               Consumer Price Index.  For purposes of this Agreement, the term “CPI” refers to the Consumer Price Index as published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items for Urban Wage Earners and Clerical Workers (1982-1984=100).  If the CPI is hereafter converted to a different standard reference base or otherwise revised, the determination of the CPI adjustment shall be made with the use of such conversion factor, formula or table for converting the CPI, as may be published by the Bureau of Labor Statistics, or, if the bureau shall no longer publish the same, then with the use of such conversion factor, formula or table as may be published by an agency of the United States, or failing such publication, by a nationally recognized publisher of similar statistical information.

(n)                                 Survival.  The provisions of Sections 8, 9, 10, 11, 12, 13, 14, 15 and 16 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SPIRIT FINANCE CORPORATION

By	/s/ Christopher H. Volk
Christopher H. Volk, President and Chief Operating Officer

MICHAEL THOMAS BENNETT

/s/ Michael Thomas Bennett
Michael Thomas Bennett